Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

ADF HOLDINGS, INC.,

EACH OF THE PERSONS LISTED ON THE

SIGNATURE PAGES HERETO AS A “SELLER,”

GARMARK ADVISORS II L.L.C.,

in its capacity as Seller Representative,

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

and,

solely for the purposes of Section 8.10,

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

Dated as of March 25, 2014

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER	24
5.01 Existence and Power	24
5.02 Organizational Authorization	24
5.03 Governmental Authorization	24
5.04 Noncontravention	24
5.05 Financing	25
5.06 Purchase for Investment	25
5.07 Actions and Proceedings	25
5.08 Finder’s Fees	25
5.09 Acknowledgment by the Buyer	25
5.10 Compliance with Laws	26
5.11 No Reliance	26
5.12 No Other Representations and Warranties	26

ARTICLE 6 COVENANTS OF THE COMPANY AND THE SELLERS	27
6.01 Conduct of the Company	27
6.02 Access	29
6.03 Subsequent Actions	29

ARTICLE 7 COVENANTS OF THE BUYER	30
7.01 Confidentiality	30
7.02 Access	30
7.03 Notification	31
7.04 Director and Officer Liability, Indemnification and Insurance	31
7.05 Employment and Benefit Arrangements	31
7.06 Regulatory Filings	32

ARTICLE 8 ADDITIONAL COVENANTS OF THE PARTIES	32
8.01 Reasonable Best Efforts; Further Assurances	32
8.02 Further Cooperation	33
8.03 Public Announcements	33
8.04 Tax Matters	33
8.05 Disclosure Generally	35
8.06 Conflicts and Privilege	36
8.07 HSR Act	36
8.08 Buyer Financing	36
8.09 No Solicitation or Negotiation	37
8.10 Guaranty	37

ARTICLE 9 CONDITIONS TO CLOSING	38
9.01 Conditions to the Buyer’s Obligations	38
9.02 Conditions to the Sellers’ Obligations	40

ARTICLE 10 TERMINATION	41
10.01 Termination	41
10.02 Effect of Termination	41

ii

ARTICLE 11 ADDITIONAL COVENANTS	42
11.01 Survival Period	42
11.02 Indemnification	42
11.03 Limitation of Recourse	45
11.04 Seller Representative	46

ARTICLE 12 MISCELLANEOUS	46
12.01 Notices	46
12.02 Amendments and Waivers	48
12.03 Construction; Severability	48
12.04 Expenses	48
12.05 Successors and Assigns	49
12.06 Governing Law	49
12.07 Jurisdiction	49
12.08 Waiver of Jury Trial	50
12.09 Prevailing Party	50
12.10 Counterparts; Third Party Beneficiaries	50
12.11 Entire Agreement	50

INDEX OF EXHIBITS

Exhibit A	Definition of Net Working Capital
Exhibit B	Seller’s Pro-Rata Share
Exhibit C	Form of Escrow Agreement

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of March 25, 2014, by and among ADF Holdings, Inc., a Delaware corporation (the “Company”), each of the Persons listed on the signature pages hereto under the heading of “Seller” (each a “Seller,” and collectively, the “Sellers”), GarMark Advisors II L.L.C., a Delaware limited liability company, solely in its capacity as the Sellers’ representative (the “Seller Representative”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Buyer”), and, solely for the purposes of Section 8.10, Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Guarantor”). Unless otherwise provided, capitalized terms used herein are defined in Article 1 below.

WHEREAS, the Sellers collectively own all of the outstanding capital stock (the “Shares”) in the Company;

WHEREAS, upon the terms and subject to the conditions set forth herein, at the Closing, the Buyer desires to acquire from the Sellers, and the Sellers desire to sell to the Buyer, the Shares; and

WHEREAS, the Guarantor is the parent company of the Buyer and will benefit from the transactions contemplated by this Agreement, and has agreed to join in this Agreement to induce the Sellers to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. However, solely for the purposes of Sections 3.06, 3.10 and 8.09, the term Affiliates shall not include any other entities in which a Seller or its Affiliates own equity or debt interests other than the Company.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

“Cash” means cash, cash equivalents and marketable securities.

“Cash Amount” means the bank balance of all Cash held by the Company or any Subsidiary as of the close of business on the on the day immediately prior to the Closing Date, before giving effect to the transactions contemplated hereby, plus any deposits posted as reserves, escrows, security deposits, cash collateral or other similar amounts, as all are to be classified in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Covenants” means the covenants and agreements set forth in this Agreement.

“Employee Benefit Plan” means “employee benefit plan” as such term is defined under Section 3(3) of ERISA and any other employment, compensation or benefit plan, policy, agreement or arrangement with respect to which a specified Person has any obligation.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount (and any interest accrued thereupon) held by the Escrow Agent as provided in the Escrow Agreement.

“Escrow Balance” means the balance of funds in the Escrow Account.

“Extended Representations” means the representations and warranties set forth in Section 3.06.

“Funded Indebtedness” means all Indebtedness of the type described in clauses (a)(ii) and (a)(iii) of the definition of Indebtedness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Representations” means the representations and warranties set forth in this Agreement that are not Special Representations or Extended Representations.

“Governmental Order” means any order, writ, judgment, injunction, judicial decree, stipulation, determination or award entered by or with any Governmental Authority with respect to a matter specifically applicable to the Company or any of its Subsidiaries.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication,

(a) all obligations of such Person with respect to: (i) capitalized leases, (ii) borrowed money pursuant to loans, advances, notes, debentures or similar arrangements, or (iii) deferred purchase price, conditional sale or similar deferral and title retention arrangements with respect to the acquisition of property by such Person;

(b) all Indebtedness of others described in clause (a) guaranteed by such Person;

(c) all Indebtedness of others described in clauses (a) and (b) secured by any Lien on assets owned by such Person; and

(d) all accrued interest, prepayment premiums or penalties and fees on Indebtedness described in clauses (a), (b) and (c) which would be payable if such obligations were paid in full as of such date.

“Indebtedness Payoff Amount” means the amount required to repay all outstanding Indebtedness of the Company and the Subsidiaries as of the Closing Date, before giving effect to the transactions contemplated hereby.

“Indemnification Escrow Amount” means an amount equal to $17,550,000.

“Knowledge” when used in the phrase “to the Knowledge of the Company” or similar phrases means, and shall be limited to, the actual knowledge after due inquiry of Phillip West, Robert West and Greg Davis.

“Material Adverse Effect” means any change, development, effect, condition, fact, circumstance or occurrence that, individually or in the aggregate with all other changes, developments, effects, conditions, facts, circumstances or occurrences, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries on a consolidated basis; provided, that for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the business of the Company or any Subsidiary operates, (b) the announcement or disclosure of the transactions contemplated herein, including the identity of Guarantor and the structure of the transaction, (c) general economic, regulatory or political conditions or changes, (d) military action or any act of terrorism, (e) changes in law or GAAP after the date hereof, (f) compliance with the terms of this Agreement, including actions taken or to be taken in connection with the sale of the Shares, (g) a flood, earthquake or other natural disaster, (h) the failure of the Company or any Subsidiary to meet or achieve the results set forth in any internal projection (but not any change, development, effect, condition, fact, circumstance or other occurrence underlying any such failure to meet projections), or (i) any matter specifically set forth in the Schedules attached hereto; provided that the changes, effects or circumstances described in clauses (a) or (c) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Net Working Capital” shall have the meaning given to such term in Exhibit A attached hereto and shall be determined in accordance therewith.

“Net Working Capital Amount” means the Net Working Capital of the Company and the Subsidiaries as of the close of business on the day immediately prior to the Closing Date, before giving effect to the transactions contemplated hereby.

“Permitted Liens” means any (i) Liens in respect of Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made or Liens in respect of Taxes not yet due and payable; (ii) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens arising or incurred in the ordinary course of business which secure amounts not overdue for a period of more than 180 days; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in the ordinary course of business of the Company or any Subsidiary; (iv) limitations on the rights of the Company or any Subsidiary under any Contract or Real Property Lease that are expressly set forth in such Contract or Real Property Lease; (v) survey exceptions, imperfections of title, Liens or other title matters affecting any tangible asset owned by the Company or any Subsidiary that would not, individually or in the aggregate have a Material Adverse Effect; and (vi) with respect to the Owned Real Property and Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property and Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property or Leased Real Property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period after the Closing Date.

“Post-Closing Transaction Tax Benefit Amount” means the product of (i) 0.5 multiplied by (ii) the amount by which Taxes payable by the Company or any Subsidiary in a Post-Closing Tax Period are reduced (or a refund is actually received or credited) as a result of the utilization by the Company or a Subsidiary of the Post-Closing Transaction Tax Deductions in the 2014 taxable year (but, for the avoidance of doubt, no other taxable year).

“Post-Closing Transaction Tax Deductions” means only the deductions attributable to the payment on or prior to the Closing Date of up to $17.5 million by the Company to certain employees in connection with the Closing, to the extent allowable (as reasonably determined by the Buyer).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Transaction Tax Deductions” means any item of income Tax loss or deduction arising in and attributable to a Pre-Closing Tax Period resulting from or attributable to (a) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of the Company or any Subsidiary other than the Post-Closing Transaction Tax Deductions, (b) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company or any Subsidiary with respect to the payment of any indebtedness, and (c) the amount of investment banking, legal, accounting, and other third-party fees and expenses paid or payable by the Company or any Subsidiary, in each case to the extent allowable (as reasonably determined by the Buyer).

“Pro-Rata Share” means, with respect to any Seller, the applicable percentage set forth on Exhibit B, as updated by the Seller Representative at the Closing.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Reference Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2012 contained in the Audited Financial Statements.

“Restructuring Date” means March 26, 2010, the date the Sellers acquired the Company.

“Special Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b)(i), 4.01 and 4.04.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means any entity, the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are directly or indirectly owned by the Company.

“Survival Period” means the Special Representations Survival Period, the Extended Representations Survival Period, the General Representations Survival Period or the Covenant Survival Period, as applicable, with respect to a claim pursuant to Section 11.02.

“Target Net Working Capital Amount” means $82,000,000.

“Tax” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge or tax of any kind whatsoever, including: (a) any interest, penalty or addition thereto, whether disputed or not, and (b) any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, report, information return or other document (including schedules and any related or supporting information thereto and any amendment thereof) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.02 Cross-References to Other Defined Terms. Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section
Actual Purchase Price	2.04(a)
Adjustment Escrow Account	2.05(a)
Adjustment Escrow Amount	2.05(a)
Agreement	Preface
Approvals	3.18
Audited Financial Statements	3.09(a)(i)
Buyer	Preface
Buyer Employee Benefit Plans	7.05
Buyer’s Representatives	7.01
Closing	2.03(a)
Closing Date	2.03(a)
Company	Preface
Company Employee Benefit Plans	3.19
Confidentiality Agreement	7.01
Contracts	3.16
Covenant Survival Period	11.01(d)
Draft Computation	2.04(a)
Environmental Approval(s)	3.21(e)
Environmental Requirement(s)	3.21(e)
ERISA	3.19(b)
ERISA Affiliate	3.19(d)
Escrow Account	2.03(b)(iii)
Escrow Agent	2.03(b)(iii)
Escrow Agreement	2.03(b)(iii)

Escrow Amount	2.03(b)(iii)
Estimated Cash Amount	2.01
Estimated Indebtedness Payoff Amount	2.01
Estimated Net Working Capital Amount	2.01
Estimated Purchase Price	2.01
Extended Representation Survival Period	11.01(b)
Financial Statements	3.09(a)(ii)
Financing	8.08
Firm	2.04(a)
General Representation Survival Period	11.01(c)
Governmental Authority	3.04
Guarantor	Preface
H&K	2.03(a)
Hazardous Substances	3.21(e)(iii)
Indemnification Escrow Account	2.05
Indemnification Escrow Termination Date	11.03(d)
Indemnitee	11.02(d)
Indemnitors	11.02(d)
Information Memorandum	5.09(b)
Latest Balance Sheet	3.09(a)(ii)
Laws	3.04
Leased Real Property; Leased Real Properties	3.11(b)
Liens	3.14
Loss; Losses	11.02(a)
Minimum Threshold	11.02(a)(i)
Net Working Capital	Exhibit A
Objection Notice	2.04(a)
Owned Real Property	3.11(a)
Real Property Lease; Real Property Leases	3.11(b)
Schedule; Schedules	ARTICLE 3
Seller; Sellers	Preface
Seller Adjustment Payment	2.04(b)
Seller Representative	Preface
Seller Transaction Expenses	12.04
Shares	Preface
Special Representation Survival Period	11.01(a)
Specified Schedule	6.03(b)
Tax Benefit	11.02(e)
Tax Matter	8.04(h)
Third Party Claim	11.02(d)
Transaction Value	2.01
Unaudited Financial Statements	3.09(a)(ii)
Updated Schedules	6.03

ARTICLE 2

PURCHASE AND SALE

2.01 Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer its good faith estimate, on a reasonable basis using the Company’s then available financial information, of the Cash Amount (such estimate is referred to as the “Estimated Cash Amount”), the Indebtedness Payoff Amount (such estimate is referred to as the “Estimated Indebtedness Payoff Amount”), and the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”). The “Estimated Purchase Price” means an amount equal to (A) $234,000,000 (the “Transaction Value”), (B) plus the Estimated Cash Amount, (C) minus the Estimated Indebtedness Payoff Amount, and (D) plus the excess of the Estimated Net Working Capital Amount over the Target Net Working Capital Amount or minus the excess of the Target Net Working Capital Amount over the Estimated Net Working Capital Amount, as the case may be.

2.02 Purchase and Sale of the Shares. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Sellers, the Shares free and clear of all Liens. The Buyer shall pay to Seller Representative, on behalf of the Sellers, at the Closing, by wire transfer of immediately available funds to the account(s) and in the amounts designated by the Seller Representative, an amount equal to the Estimated Purchase Price less the Escrow Amount.

2.03 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight LLP (“H&K”) in Dallas, Texas, at 10:00 a.m. on March 31, 2014 or the first (1st) Business Day following March 31, 2014 and full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE 9 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction thereof) or on such other date as is mutually agreeable to the Buyer and Seller Representative; provided, however, that the Closing need not be in person. The date of the Closing is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i) the Sellers shall deliver to the Buyer certificates representing the Shares, and stock powers, executed in blank, transferring the Shares to the Buyer;

(ii) the Buyer shall deliver to the Seller Representative, on behalf of the Sellers, by wire transfer of immediately available funds to the account(s) and in the amounts designated by the Seller Representative, the Estimated Purchase Price less the Escrow Amount;

(iii) the Buyer shall deliver to Wells Fargo Bank, National Association (the “Escrow Agent”), the Escrow Amount by wire transfer of immediately available funds to the accounts designated therefor in the Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”);

(iv) the Buyer shall pay on behalf of the Company or cause the Company to repay, all Funded Indebtedness of the Company in accordance with the terms thereof; and

(v) the Buyer, the Company and the Sellers shall make such other deliveries as are required by and in accordance with ARTICLE 9 hereof.

2.04 Post-Closing Adjustment.

(a) Post-Closing Determination. Within sixty (60) days after the Closing Date, the Buyer and its auditors shall prepare, and deliver to the Seller Representative, (i) a statement, which shall include (A) a consolidated balance sheet of the Company and its Subsidiaries, and (B) the Buyer’s determinations of the Cash Amount, the Indebtedness Payoff Amount and the Net Working Capital Amount, and (ii) the Buyer’s calculation of the Actual Purchase Price (as defined below) (collectively, the “Draft Computation”). The Buyer and its auditors will make available to the Seller Representative and its auditors all records and work papers used in preparing the Draft Computation, and will prepare and deliver to the Seller Representative a detailed analysis of the changes behind any material variance(s) between the Buyer’s determinations of the Cash Amount, the Indebtedness Payoff Amount and the Net Working Capital Amount, and the corresponding estimates of such amounts as determined by the Company and referred to in Section 2.01 hereof. If the Seller Representative disagrees with any aspect of the Draft Computation, the Seller Representative may, within forty-five (45) days after receipt of the Draft Computation, deliver a notice (an “Objection Notice”) to the Buyer setting forth the Seller Representative’s determination of the Cash Amount, the Indebtedness Payoff Amount and/or the Net Working Capital Amount and the Seller Representative’s calculation of the Actual Purchase Price. If the Seller Representative does not deliver an Objection Notice to the Buyer within forty-five (45) days after receipt of the Draft Computation, then the parties hereto will be deemed to have agreed to the Draft Computation and such computation shall be deemed to be finally determined as set forth therein. The Buyer and the Seller Representative shall use reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within forty-five (45) days after the Buyer has received the Objection Notice, the Buyer and the Seller Representative shall jointly retain McGladrey LLP, or such other accounting firm acceptable to the Buyer and the Seller Representative (the “Firm”) to resolve any remaining disagreements. The Buyer and the Seller Representative shall direct the Firm to render a determination within thirty (30) days after its retention and the Buyer, the Seller Representative and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Seller Representative are unable to resolve. In resolving any disputed item, the Firm will act as an expert and not as an arbitrator in conducting its analysis, and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions by the Buyer and the Seller Representative (i.e., not on independent review) and on the definitions included herein. The determination of the Firm shall be conclusive and binding upon the Buyer and the Sellers. The costs and expenses of the Firm shall be borne (i) by the Sellers (on a pro rata basis as allocated by the Seller Representative) if the objections raised in the Objection Notice are resolved in favor of the Buyer, or (ii) by the Buyer if the objections raised in the Objection Notice are resolved in favor of the Sellers. If the objections raised in the Objection Notice are resolved in part in favor of the Sellers and part in favor of the Buyer, such costs and expenses shall be shared by the Buyer, on the one hand, and the Sellers (on a pro rata basis as allocated by the Seller Representative), on the other hand, in proportion to the aggregate dollar amount of such objections resolved in favor of the Sellers compared to the aggregate dollar amount of such objections resolved in favor of the Buyer.

The “Actual Purchase Price” means an amount equal to (A) the Transaction Value, (B) plus the Cash Amount, (C) minus the Indebtedness Payoff Amount, and (D) plus the excess of the Net Working Capital Amount over the Target Net Working Capital Amount or minus the excess of the Target Net Working Capital Amount over the Net Working Capital Amount (as the case may be), in each case as finally determined pursuant to this Section 2.04.

(b) Post-Closing Adjustment.

(i) Payment by the Buyer—Actual Purchase Price. If the Actual Purchase Price is greater than the Estimated Purchase Price, within five (5) Business Days after the final determination of the Actual Purchase Price, the Buyer shall pay to the Seller Representative, on behalf of the Sellers, by wire transfer or delivery of other immediately available funds, an amount equal to such difference.

(ii) Payment by the Sellers—Actual Purchase Price. If the Actual Purchase Price is less than the Estimated Purchase Price, then within five (5) Business Days after the determination thereof, the Seller Representative shall instruct the Escrow Agent to pay to the Buyer from the Adjustment Escrow Amount, by wire transfer or delivery of other immediately available funds, an amount equal to such difference (the “Seller Adjustment Payment”).

(iii) Dispute. If, pursuant to this Section 2.04, there is a dispute as to the final determination of the Actual Purchase Price, the Buyer, on the one hand, and the Sellers, on the other hand, shall promptly pay to the other, as appropriate, such amounts as are not in dispute pending final determination of such dispute pursuant to this Section 2.04.

2.05 Escrow.

(a) Effective as of the Closing, the Seller Representative and the Buyer shall enter into the Escrow Agreement with the Escrow Agent. In accordance with the terms of the Escrow Agreement, the Buyer shall deposit with the Escrow Agent (i) cash in an amount equal to $2,500,000 (the “Adjustment Escrow Amount”) to be held in a single escrow account (the “Adjustment Escrow Account”) to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and solely to secure any Seller Adjustment Payment pursuant to Section 2.04(b)(ii) and (ii) the Indemnification Escrow Amount to be held in a single escrow account (the “Indemnification Escrow Account”) to be managed and paid out by the Escrow Agent after the Closing in accordance with the terms of the Escrow Agreement; provided, however, that if the Seller Adjustment Payment is greater than the funds in the Adjustment Escrow Account, then the Escrow Agent shall pay, by wire transfer of immediately available funds from the funds in the Indemnification Escrow Account that amount by which the Seller Adjustment Payment exceeds the funds in the Adjustment Escrow Account pursuant to the terms and conditions of the Escrow Agreement.

(b) Immediately after the final determination of the Actual Purchase Price and payment of a Seller Adjustment Payment (if any), any remaining funds in the Adjustment Escrow Account shall be released by the Escrow Agent in accordance with the Escrow Agreement to an account or accounts specified in writing by the Seller Representative.

2.06 Withholding. The Buyer shall be entitled to deduct, withhold and deliver to the appropriate Governmental Authority from the consideration otherwise payable pursuant to this Agreement to the Sellers or any other Person such amounts as the Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that any such required amounts are so withheld and delivered, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as of the date hereof and as of the Closing Date as set forth in this ARTICLE 3, except as set forth in the Schedules accompanying this Agreement or in any Updated Schedule (whether or not the representations and warranties set forth in this ARTICLE 3 refer to such Schedule) delivered pursuant to Section 6.03 (each a “Schedule” and, collectively, the “Schedules”). Capitalized terms used in the Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

3.01 Organization and Qualification.

(a) The Company and each of the Subsidiaries are corporations duly organized, validly existing and, where applicable, in good standing under the laws of their respective jurisdictions of organization. To the Knowledge of the Company, C&A Grinding, LLC is a limited liability company in good standing under the laws of the State of Georgia. The Company and each of its Subsidiaries and, to the Knowledge of the Company, C&A Grinding, LLC have full corporate or limited liability company power, as applicable, and authority to own or lease their respective properties and to conduct their businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The copies of the Company’s and the Subsidiaries’ and, to the Knowledge of the Company, C&A Grinding, LLC’s respective certificates or articles of incorporation, bylaws or similar organizational documents, as each has been amended to date and heretofore made available to the Buyer and/or its agents, are complete and correct, and no amendments thereto are pending.

(b) The Company and each Subsidiary and, to the Knowledge of the Company, C&A Grinding, LLC is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.02 Capitalization; Subsidiaries; Securities Owned. The authorized capital stock of the Company consists of Two Hundred Thousand (200,000) shares, of which (i) Ninety Thousand (90,000) shares are Class A Common Stock, par value $0.01 per share, (ii) Ten Thousand (10,000) shares are Class B Common Stock, par value $0.01 per share, and (iii) One Hundred Thousand (100,000) shares are Preferred Stock, par value $0.01 per share. Ten Thousand (10,000) shares of the authorized Preferred Stock have been designated as “Series A Preferred Stock.” Schedule 3.02 sets forth (i) all of the record holders of the Company’s issued and outstanding capital stock, and (ii) the number of Shares held by each such record holder. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. The Company is the sole owner, directly or indirectly, of 100% of the outstanding capital stock of each of the Subsidiaries, a complete list of which is set forth on Schedule 3.02, and a 50% membership interest in C&A Grinding, LLC. The ownership and capitalization of each of the Subsidiaries and C&A Grinding, LLC is as set forth on Schedule 3.02. Other than the equity interests the Company owns in the Subsidiaries and C&A Grinding, LLC, the Company does not own, directly or indirectly, any other securities of any Person. Except for this Agreement, there are no outstanding or authorized options, warrants, rights, contracts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any Subsidiary is a party or which are binding upon the Company, any Subsidiary or, to the Knowledge of the Company, C&A Grinding, LLC providing for the issuance, disposition or acquisition of any shares of capital stock or other equity interests of the Company, any Subsidiary or C&A Grinding, LLC.

3.03 Authority of the Company.

(a) The Company has the full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly authorized by all necessary action on the part of the Company. This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

(i) do not and will not violate any provision of the certificate of incorporation or bylaws of the Company or any Subsidiary;

(ii) subject to the expiration or termination of the waiting period under the HSR Act, do not and will not violate any material Law, judgment, order or decree applicable to the Company or any Subsidiary, or require the Company to obtain any material approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made; and

(iii) do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other material agreement, contract, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company, any Subsidiary or, to the Knowledge of the Company, C&A Grinding, LLC is a party or by which the property of the Company, any Subsidiary or, to the Knowledge of the Company, C&A Grinding, LLC is bound, except as otherwise set forth on Schedule 3.03(b)(iii) hereto.

3.04 Compliance with Laws. Except as set forth on Schedule 3.04 hereto, since the Restructuring Date, the Company, each of the Subsidiaries and, to the Knowledge of the Company, C&A Grinding, LLC have been and are in compliance in all material respects with all statutes, common law, ordinances, Governmental Orders, rules and regulations (“Laws”) promulgated by any federal, state, territory, municipal or other governmental authority (a “Governmental Authority”) applicable to the operation of the business of the Company, such Subsidiary or G&A Grinding, LLC as conducted.

3.05 Advisory and Other Fees. Except as set forth on Schedule 3.05 hereto, neither the Company nor any of the Subsidiaries has incurred or shall become liable for any advisory fee, broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, other than advisory fees payable to Raymond James & Associates, Inc., which fees shall be paid as provided in Section 12.04, and other than the Seller Transaction Expenses described in Section 12.04.

3.06 Taxes. Except as set forth on Schedule 3.06 hereto:

(a) All Tax Returns of or with respect to the Company and the Subsidiaries required by Law to be filed have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(b) The Company and each of the Subsidiaries have timely paid or caused to be paid as of the date hereof all Taxes due and payable with respect to the Company and its Subsidiaries, except to the extent such Taxes are being contested in good faith by the Company or a Subsidiary and such contest is described on Schedule 3.06;

(c) There has not been any audit of any Tax Return filed by or with respect to the Company or any Subsidiary for which the applicable statute of limitations has not expired; no audit of any such Tax Return of or including the Company or any Subsidiary is in progress, and there are no pending actions for the assessment or collection of Taxes with respect to any of the Company or its Subsidiaries; and neither the Company nor any Subsidiary has been notified in writing by any Governmental Authority that any audit or material action for the assessment or collection of Taxes with respect to any of the Company or its Subsidiaries is contemplated or pending;

(d) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction;

(e) Neither the Company nor any Subsidiary is a party to, bound by or obligated under any agreement relating to allocating or sharing the payment of, or liability for, Taxes; nor do they have any liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or a similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (excluding, however, any agreement or arrangement the primary purpose of which is not the allocation of payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements, such as, without limitation, leases and loans where the obligation to pay certain Taxes is passed through to the tenant or the borrower, as the case may be);

(f) No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary and currently is in effect. Neither the Company nor any Subsidiary has agreed to, or is required to make any adjustment for, any period after the Closing Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method. There is no application pending with any Governmental Authority requesting permission for any such change in any accounting method of the Company or any Subsidiary and the Internal Revenue Service has not proposed in writing any such adjustment or change in accounting method that remains outstanding; and

(g) None of the Company, its Subsidiaries or any Affiliate thereof has executed or filed with any Governmental Authority any agreement extending the period for assessment or collection of any Taxes of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code. The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the past five years.

3.07 Officers and Directors; Books and Records.

(a) Schedule 3.07(a) hereto sets forth the name and title of each officer and director of the Company, each Subsidiary and C&A Grinding, LLC.

(b) The copies of the books and records of the Company and the Subsidiaries, as made available by the Company to the Buyer and/or its agents, are true, correct and complete copies of such documents as they currently exist.

3.08 Litigation. Schedule 3.08 hereto sets forth each material continuing action, suit, investigation and other proceeding pending or, to the Company’s Knowledge, threatened by or against the Company, any of the Subsidiaries or, to the Knowledge of the Company, C&A Grinding, LLC, at law or in equity, or before or by any Governmental Authority. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, C&A Grinding, LLC is subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by a court with jurisdiction over the Company, any of its Subsidiaries or C&A Grinding, LLC.

3.09 Financial Statements.

(a) The Company has delivered to the Buyer true, correct and complete copies of the following financial statements, attached as Schedule 3.09(a) hereto:

(i) audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2012 and audited consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”); and

(ii) unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2013 (the “Latest Balance Sheet”), and the related statements of operations and cash flows for the nine (9) months then ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Audited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the relevant entities at the dates of said statements and the results of their operations and cash flows for the periods covered thereby. The Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the financial condition of the Company and the Subsidiaries at the date of such statements and the results of their operations and cash flows for the period covered thereby, except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP, and they remain subject to customary year-end adjustments (which are not material individually or in the aggregate).

(c) Except as set forth on Schedule 3.09(c) hereto, neither the Company nor any Subsidiary has any liabilities, except for (i) the liabilities reflected or reserved against on the Latest Balance Sheet (including all notes thereto); (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; (iii) liabilities incurred in connection with the transactions contemplated hereby; and (iv) liabilities which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

3.10 Transactions with Affiliates. Since the Restructuring Date, except (i) for inter-company transactions among the Company and the Subsidiaries, (ii) as set forth on Schedule 3.10 hereto, and (iii) to the extent reflected in the Financial Statements, there have been no material transactions, contracts, understandings or agreements of any kind between the Company or any Subsidiary, on the one hand, and C&A Grinding, LLC or any Person which is an Affiliate of the Company or such Subsidiary, on the other hand.

3.11 Real Properties.

(a) The Company (or the Subsidiary listed on Schedule 3.11(a)) has good and marketable title to the real properties set forth on Schedule 3.11(a) (the “Owned Real Property”), free and clear of Liens, except for Permitted Liens, and except for matters that would not have a Material Adverse Effect. Except as set forth on Schedule 3.11(a), no Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party except as would not have a Material Adverse Effect.

(b) Schedule 3.11(b) hereto sets forth each lease or other agreement under which the Company or any Subsidiary leases or has rights in any material real property (the “Real Property Leases” and, each individually, a “Real Property Lease”). True and complete copies of the Real Property Leases have been made available to the Buyer and/or its agents by the Company. Except as set forth on Schedule 3.11(b) hereto, the Company or a Subsidiary has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 3.11(b) hereto (individually, the “Leased Real Property” and, collectively, the “Leased Real Properties”).

(c) Except as set forth in Schedule 3.11(c), (i) each Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary and, to the Knowledge of the Company, the other parties thereto; (ii) neither the Company nor any Subsidiary is in default under any Real Property Lease and (iii) to the Knowledge of the Company, no lessor is in default in any material respect under any Real Property Lease. To the Knowledge of the Company, no event has occurred which, with notice or lapse of time and without cure being contemplated, would constitute a breach or default under any Real Property Lease or permit termination or modification thereof or acceleration thereunder. To the Knowledge of the Company, each Real Property Lease is and will continue to be legal, valid and binding and in full force and effect on the identical terms immediately following the transactions contemplated hereby.

(d) To the Knowledge of the Company, no material permit, license or certificate of occupancy pertaining to the leasing or operation of any Owned Real Property or Leased Real Property, other than those which are transferable with such property, is required by any Governmental Authority.

3.12 Absence of Material Adverse Effect. Except as set forth on Schedule 3.12 hereto, since the date of the Latest Balance Sheet, there have not been any events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

3.13 Absence of Certain Changes. Except as set forth on Schedule 3.13 hereto, or as contemplated by this Agreement, the Company has complied in all material respects with the covenants and restrictions set forth in Section 6.01 hereof to the same extent as if this Agreement had been executed on, and had been in effect since, the date of the Latest Balance Sheet.

3.14 Tangible Personal Property. Except as set forth on Schedule 3.14 hereto, (a) the Company or a Subsidiary has good title to all of the items of tangible personal property reflected on the Latest Balance Sheet, except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices, and (b) all such tangible personal property is owned free and clear of all liens, encumbrances, purchase rights, contracts and security interests (collectively, “Liens”), except for (i) Liens identified on Schedule 3.14 hereto, (ii) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of the Company’s aggregate tangible personal property, and (iii) Permitted Liens. Except as would not materially detract from the value, or materially interfere with the present use, of the Company’s aggregate tangible personal property, and except as set forth on Schedule 3.14 hereto, the facilities, plants, machinery and equipment of the Company and the Subsidiaries are in good working order and condition, ordinary wear and tear excepted, and are fit for the purpose for which they are currently being used.

3.15 Intellectual Property. Schedule 3.15 hereto sets forth all patents, trademark registrations, service mark registrations, trade names, domain names, copyright registrations, and all applications for any of the foregoing, that are material to the business of the Company and its Subsidiaries and that are owned by the Company or any Subsidiary. Except as set forth on Schedule 3.15 hereto, neither the Company nor any Subsidiary has received any written notice of infringement of or conflict with asserted rights of others with respect to any know-how, trade secrets, patents, trademarks, trade names, brand names and copyrights that are owned or used by, or licensed to, the Company or any Subsidiary.

3.16 Contracts. Except for contracts, commitments, plans and agreements listed on Schedule 3.16 hereto (true and complete copies of which have been made available to the Buyer and/or its agents) (the “Contracts”), neither the Company nor any Subsidiary is a party to or subject to:

(a) any plan or contract providing for bonuses, stock, options, stock purchases, profit sharing, collective bargaining or the like or any contract or agreement with any labor union (other than the plans listed on Schedule 3.19);

(b) any employment contract or contract for services (other than for services by independent contractors) which requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by the Company or a Subsidiary without liability for any material penalty or severance payment;

(c) any contract or agreement for the purchase of any commodity, material or equipment in excess of $500,000 (other than purchase orders entered into in the ordinary course of business);

(d) any other contracts or agreements creating any obligation of the Company or any Subsidiary of more than $500,000 annually with respect to any such contract;

(e) any contract or agreement requiring the purchase of all or substantially all of its requirements of a particular product from a supplier, except any contract or agreement relating to the purchase of inventory in the ordinary course of business;

(f) any contract or agreement which by its terms does not terminate or is not terminable by the Company or a Subsidiary within twelve months after the date hereof without payment of a penalty of $250,000 or more;

(g) any contract containing covenants materially limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person;

(h) any contract or agreement for the purchase of any fixed asset for a price in excess of $250,000;

(i) any partnership, joint venture or other similar contract or agreement; or

(j) any material contract or agreement providing for the license of patents, trademarks, service marks, trade names or copyrights between the Company or any Subsidiary and any third party.

All of the Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or the applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in default in complying with any material provisions of the Contracts, nor has the Company or any Subsidiary received written notice of any such default, and, to the Knowledge of the Company, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of the Company or any Subsidiary which default would reasonably be expected to have a Material Adverse Effect.

3.17 Insurance. To the Knowledge of the Company, all policies of insurance or fidelity bonds maintained by the Company or any Subsidiary are in full force and effect and, to the Knowledge of the Company, neither the Company nor any Subsidiary is in default with respect to its payment obligations under any such policies.

3.18 Permits. Except as set forth on Schedule 3.18 hereto, (i) the Company, each of the Subsidiaries and, to the Knowledge of the Company, C&A Grinding, LLC have each obtained all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) from any Governmental Authority necessary for the conduct of its business as presently conducted, except where the failure to obtain such Approvals would not reasonably be expected to have a Material Adverse Effect, (ii) all such Approvals are valid and in full force and effect and (iii) none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by the Company or by the consummation of the transactions contemplated by this Agreement. A complete list of material Approvals is set forth on Schedule 3.18(a) hereto.

3.19 Employee Benefit Plans. All material Employee Benefit Plans maintained by the Company or any Subsidiary or to which the Company or any Subsidiary is obligated to contribute or otherwise has any material liability are listed on Schedule 3.19 hereto (the “Company Employee Benefit Plans”). Except as set forth on Schedule 3.19 hereto:

(a) all Company Employee Benefit Plans have been made available to the Buyer and/or its agents;

(b) all Company Employee Benefit Plans are, and since the Restructuring Date have been, maintained, funded and administered in compliance with all applicable Laws, including without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, except where such noncompliance would not result in a material liability;

(c) since the Restructuring Date, no Company Employee Benefit Plan, or any trustee or administrator thereof nor any employee or any “fiduciary” has, to the Knowledge of the Company, engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any Company Employee Benefit Plan or trustee or administration thereof, or any party dealing with any Company Employee Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(d) neither the Company nor any ERISA Affiliate is or has been required to contribute to a Company Employee Benefit Plan which is or has within the six years preceding the date of this Agreement been subject to the minimum funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA; for purposes of this Section 3.19, the term “ERISA Affiliate” means any person which is considered a single employer with the Company under Section 4001 of ERISA or Section 414 of the Code;

(e) neither the Company nor any Subsidiary has any obligation to contribute to or otherwise with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(f) each Company Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that such Company Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code; the related trusts are exempt from tax under Section 501(a) of the Code; and, to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Company Employee Benefit Plan;

(g) since the Restructuring Date, with respect to the Company Employee Benefit Plans, to the Knowledge of the Company, all required contributions have been made or properly accrued on the Financial Statements;

(h) neither the Company nor any Subsidiary has liability under any Employee Benefit Plan, or otherwise, to provide medical or death benefits with respect to current or former employees of the Company or any Subsidiary beyond their termination of employment (other than coverage mandated by law), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan;

(i) the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will not, other than pursuant to the Company Employee Benefit Plans listed on Schedule 3.19 or pursuant to actions taken by the Buyer, result in (i) any material liability to any present or former employee or independent contractor, including, but not limited to, as a result of the Worker Adjustment Retraining and Notification Act, or (ii) the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code); and

(j) no present or former employee or independent contractor of the Company or any Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such person.

3.20 Employees; Labor Matters. Neither the Company nor any Subsidiary is delinquent in any material payments to any of their respective employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.20 hereto, neither the Company nor any Subsidiary has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Except as set forth on Schedule 3.20 hereto, there are no material grievances, complaints or charges that have been filed against the Company or any Subsidiary under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 3.20 hereto, no collective bargaining agreements are in effect or are currently being negotiated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received written notice of pending or threatened changes with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of the Company or such Subsidiary.

3.21 Environmental Matters. Except as set forth on Schedule 3.21 hereto:

(a) The Company, each of the Subsidiaries and, to the Knowledge of the Company, C&A Grinding, LLC are in compliance with all applicable Environmental Requirements, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Company, each of the Subsidiaries and, to the Knowledge of the Company, C&A Grinding, LLC possess and are in compliance with all material Environmental Approvals necessary for the conduct of their business as presently conducted, except where failure to possess and comply with such Environmental Approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Since the Restructuring Date, (i) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, C&A Grinding, LLC has received written notice from a Governmental Authority or other third party asserting that the Company, such Subsidiary or C&A Grinding, LLC has failed in a material respect to comply with an Environmental Requirement or Environmental Approval; (ii) neither the Company nor any Subsidiary nor, to the

Knowledge of the Company, C&A Grinding, LLC has any liability arising under any Environmental Requirement, including for any injury or damage to any Person or real or personal property because of the release or threatened release of any Hazardous Substance; and (iii) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, C&A Grinding, LLC has assumed, by contract or operation of Law, any liability of any Person arising under any Environmental Requirement, except in each case where such failure to comply or such liability would not reasonably be expected to have a Material Adverse Effect.

(d) The Company has made available to the Buyer material environmental reports that are in the possession of the Company or any of its Subsidiaries and that relate to the properties, facilities or operations of the Company, any Subsidiary or C&A Grinding, LLC.

(e) As used in this Agreement:

(i) “Environmental Requirement” means any Law concerning protection of the environment, including laws relating to air quality, water quality, endangered or threatened species, release of Hazardous Substances, pollution, or contamination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

(ii) “Environmental Approval” means an Approval that is required pursuant to an Environmental Requirement; and

(iii) “Hazardous Substances” means any petroleum, pollutants, environmental contaminants, or hazardous or toxic materials, substances or wastes.

(f) Notwithstanding any implication to the contrary contained herein, this Section 3.21 and Sections 3.08, 3.11(a), 3.12 and 3.18 constitute the sole and exclusive representations and warranties of the Company with respect to environmental matters (including Environmental Requirements and Environmental Approvals).

3.22 Employee Relations. None of the employees of the Company or the Subsidiaries is represented by a union, and, to the Knowledge of the Company, no union organizing efforts have been conducted or are now being conducted. Set forth on Schedule 3.22 hereto is a list of all material actions, suits and proceedings pending between the Company or any Subsidiary and any employees, former employees or prospective employees of the Company or such Subsidiary or involving other labor-related matters (including, without limitation, charges of employment discrimination or unfair labor practices). Neither the Company nor any Subsidiary is in violation of any provision of any Law promulgated by any Governmental Authority regarding the terms and conditions of employees, former employees or prospective employees or other labor-related matters, including, without limitation, Laws relating to discrimination, classification of individuals as employees or independent contractors, classification of individuals as exempt versus non-exempt, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees of the Company or any Subsidiary, except where such violation would not, individually or in the aggregate, result in a material liability. Neither the Company nor any Subsidiary has had any material strike, worker-led slowdown or work stoppage, boycott, lockout, picketing or union labor dispute since the Restructuring Date, and no such action or dispute, to the Knowledge of the Company, has been threatened.

3.23 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (INCLUDING THE SCHEDULES), NEITHER THE COMPANY NOR ANY OF THE SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH SUBSIDIARY HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Buyer as of the date hereof and as of the Closing Date that:

4.01 Organizational Authorization. If such Seller is an entity, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within such Seller’s organizational powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

4.02 Governmental Authorization. Subject to the expiration or termination of the waiting period under the HSR Act, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

4.03 Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) with respect to any Seller that is a legal entity, violate its certificate or articles of incorporation or bylaws or other equivalent governing documents, (ii) assuming compliance with the matters referred to in Section 4.02, violate any material Law, judgment, injunction, order or decree applicable to the transactions contemplated hereby or (iii) require any material consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller under any provisions of any material agreement or other material instrument binding upon such Seller.

4.04 Each Seller’s Ownership of Shares. Such Seller owns the shares of capital stock in the Company as set forth next to such Seller’s name on Schedule 3.02 hereto. Upon transfer of the Shares owned by such Seller to the Buyer in accordance with this Agreement, the Buyer will own such Shares free and clear of all Liens other than those imposed by the actions of the Buyer.

4.05 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the other parties hereto as of the date hereof and as of the Closing Date that:

5.01 Existence and Power. The Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Indiana and has all limited partnership power and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

5.02 Organizational Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the limited partnership power of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

5.03 Governmental Authorization. Subject to the expiration or termination of the waiting period under the HSR Act, the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

5.04 Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of limited partnership or the limited partnership agreement of the

Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material Law, judgment, injunction, order or decree or (iii) require any material consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer under any provisions of any material agreement or other material instrument binding upon the Buyer.

5.05 Financing. The Buyer has, on the date hereof, the financial capability and all of the funds required in order to complete this transaction, on the terms contained in this Agreement, and will have all such capability as of the Closing Date.

5.06 Purchase for Investment. The Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer is an “accredited investor” and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

5.07 Actions and Proceedings. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer or any of its Affiliates, which have or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, which have or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

5.08 Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

5.09 Acknowledgment by the Buyer.

(a) The Buyer has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and/or the Sellers expressly and specifically set forth in this Agreement. Such representations and warranties by the Company and/or the Sellers constitute the sole and exclusive representations and warranties of the Company and the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the assets of the Company) are specifically disclaimed by the Company and the Sellers. The Company and the Sellers do not make or provide, and the Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s assets or any part thereto.

(b) In connection with the Buyer’s investigation of the Company, the Buyer has received from or on behalf of the Company or the Sellers certain projections, including projected statements of operating revenues and income from operations of the Company for the fiscal year ending December 31, 2013 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Sellers with respect thereto. Accordingly, neither the Company nor the Sellers make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). The Buyer agrees that neither of the Sellers nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information regarding the Company or its respective business, including the Confidential Information Memorandum prepared by Raymond James & Associates, Inc. (the “Information Memorandum”), and any information, document or material made available to the Buyer or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

5.10 Compliance with Laws. The Buyer is in compliance in all material respects with all Laws promulgated by any Governmental Authority applicable to the transactions contemplated by this Agreement.

5.11 No Reliance. The Buyer acknowledges and agrees that the representations and warranties made by the Company in this Agreement (as qualified by the Schedules) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer prior to the date of this Agreement, and the Buyer shall be deemed to have not relied on any data contained in such data for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.

5.12 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5, THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE SELLERS

6.01 Conduct of the Company. During the period from the date of this Agreement and continuing until the Closing, the Company agrees that, except (i) as expressly contemplated or permitted by this Agreement or the Schedules, (ii) as required by applicable law or regulation, or (iii) to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Company and the Subsidiaries shall carry on their respective business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them (including, without limitation, through ordinary course renewals, negotiations with and amendments to such relationships) to the end that its ongoing business shall not be impaired in any material respect at the Closing; provided, however, that no action by the Company or any Subsidiary with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions;

(b) neither the Company nor any Subsidiary shall (i) enter into any new material line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, except for (A) capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or (B) other capital expenditures and obligations or liabilities in connection therewith in an amount not to exceed $500,000 in the aggregate;

(c) the Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or other equity interests (except for dividends in Cash), (ii) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or other equity interests (except for repurchases and redemptions paid in Cash);

(d) neither the Company nor any Subsidiary shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their respective capital stock of any class or any equity securities of C&A Grinding, LLC, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of their respective capital stock or any equity securities of C&A Grinding, LLC, or enter into any agreement with respect to any of the foregoing;

(e) other than to the extent required to comply with its obligations hereunder or required by law, neither the Company nor any Subsidiary shall amend or propose to amend their certificate of incorporation or bylaws, nor shall the Company or any Subsidiary propose or vote in favor of amending the certificate of formation, operating agreement or similar organizational documents of C&A Grinding, LLC;

(f) neither the Company nor any Subsidiary shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of the Company or any Subsidiary in the ordinary course consistent with past practice); provided, however, that the foregoing shall not prohibit the creation of new direct or indirect Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(g) other than as may be required by or in conformance with applicable law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Schedules, neither the Company nor any Subsidiary shall sell, encumber or otherwise dispose of, or agree to sell, encumber or otherwise dispose of, any of its material assets, or vote in favor of G&A Grinding, LLC doing any of the foregoing with respect to any of its material assets, in each case other than in the ordinary course of business consistent with past practice;

(h) neither the Company nor any Subsidiary shall (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than pursuant to any contract or other legal obligation of the Company as in effect as of the date hereof or in the ordinary course of business consistent with past practice or (ii) create, incur, assume or suffer to exist any Indebtedness of the Company or any Subsidiary not in existence as of the date of this Agreement except (A) pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement, or (B) trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement; provided that this provision shall not prohibit inter-company loans and transfers by and among the Company and the Subsidiaries;

(i) other than as required by an existing Employee Benefit Plan as in effect on the date hereof, neither the Company nor any Subsidiary shall (A) grant any severance, change of control, retention, termination or similar compensation or benefits to any director, executive officer or employee, (B) increase the amount of cash compensation or severance pay of any director, executive officer or employee, (C) make any material increase in, or commitment to increase materially, any employee benefits, (D) take any action to accelerate the time of payment or vesting of any compensation or benefit for any employee or (E) adopt, enter into or terminate or make any commitment to adopt, enter into or terminate any material new Employee Benefit Plan or collective bargaining agreement or make any material contribution, other than regularly scheduled contributions, to any Employee Benefit Plan or materially amend any Employee Benefit Plan;

(j) neither the Company nor any Subsidiary shall (A) change its fiscal year, (B) make any material Tax election, amend any Tax Return or grant an extension of any applicable statute of limitations with respect to any Tax Return (except in the ordinary course of business consistent with past practice or as otherwise required by applicable law or regulation) or (C) except as required by changes in GAAP or as required by applicable law or regulation, change its methods of accounting in effect as of the date hereof; and

(k) other than in connection with any action expressly permitted by any other subsection of this Section 6.01 and except for any new contract awards, and any contract renewals, negotiations and amendments entered into in the ordinary course of business and consistent with past practice, neither the Company nor any Subsidiary shall (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to Section 3.16 of this Agreement, or (B) prematurely terminate, or waive any material right or remedy under, any such contract; and

(l) neither the Company nor any Subsidiary shall agree or commit to do any of the foregoing in violation of clauses of (b) through (k) above.

6.02 Access. From the date hereof until the Closing Date, the Company will give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries; provided that any such access (i) shall be during normal business hours on reasonable notice, (ii) shall not, except as otherwise agreed in writing by the Seller Representative and the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (iii) shall not be required where such access would be prohibited or otherwise limited by any applicable law or agreement and (iv) shall not otherwise unreasonably interfere with the conduct of the business of the Company or the Subsidiaries.

6.03 Subsequent Actions.

(a) On or before the Closing Date, any party hereto may disclose to the other parties hereto in writing any exceptions to or variances from the representations and warranties in ARTICLE 3, ARTICLE 4 or ARTICLE 5 promptly upon discovery thereof, and such disclosures shall amend and supplement the appropriate Schedules (such updated schedules to be referred to herein collectively as the “Updated Schedules”).

(b) With respect to any updates to Schedule 3.16 (the “Specified Schedule”), except for purposes of Sections 9.01(a) and 9.01(b), the delivery of such Updated Schedules will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such exception or variance.

(c) Other than updates to the Specified Schedule, any Updated Schedule that reflects a matter that either (i) occurred prior to the execution of this Agreement and that should have been set forth on the Schedules as of the execution of this Agreement or (ii) does not give the receiving party the right to terminate this Agreement pursuant to Section 10.01(b) or 10.01(c) shall be deemed to have been provided for informational purposes only and shall not be deemed to cure any breach of this Agreement or effect the indemnification rights set forth in this Agreement.

ARTICLE 7

COVENANTS OF THE BUYER

7.01 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the “Buyer’s Representatives”) to hold, in confidence, all confidential documents and information concerning the Company furnished to the Buyer or the Buyer’s Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the Letter Agreement, dated as of June 12, 2013, between the Company and the Buyer, as amended from time to time (the “Confidentiality Agreement”).

7.02 Access. From and after the Closing, the Buyer and the Company (and any Subsidiary) shall afford promptly to the Seller Representative and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Buyer and the Company (and any Subsidiary) to the extent necessary to permit the Seller Representative to determine any matter relating to the Seller Representative’s rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by the Seller Representative shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer or the Company (or any Subsidiary). Subject to Section 8.04(c) with respect to tax related books and records, unless otherwise consented to in writing by the Seller Representative, neither the Buyer nor the Company (nor any Subsidiary) shall destroy, alter or otherwise dispose of any of the books and records of the Company (or any Subsidiary) for any period prior to the Closing Date until the expiration of the General Representation Survival Period, and any time period thereafter during which indemnification claims remain outstanding, has expired, without first offering to surrender to the Seller Representative such books and records or any portion thereof which the Buyer or the Company (or any Subsidiary) may intend to destroy, alter or otherwise dispose of.

7.03 Notification. Prior to the Closing, upon discovery of any variances from the representations and warranties of the Buyer contained in this Agreement, the Buyer shall promptly notify the Company and the Seller Representative of such variances.

7.04 Director and Officer Liability, Indemnification and Insurance. For a period of six (6) years after the Closing Date, the Buyer shall not, and shall not permit the Company (or any Subsidiary) to amend, repeal or modify any provision in the Company’s certificate of incorporation or bylaws (or equivalent documents) relating to the exculpation or indemnification of any current or former officer, manager, director or similar functionary (unless required by law), it being the intent of the parties that the officers, managers, directors and similar functionaries of the Company (and/or the Subsidiaries) shall continue to be entitled to such exculpation and indemnification to the fullest extent of the law. The Buyer shall cause the Company (and each Subsidiary) to maintain its existing officers’ and directors’ liability insurance, or other liability insurance that covers events occurring prior to the Closing on terms and in amounts no less favorable to its officers, directors and similar functionaries than its existing officers’ and directors’ liability insurance for a period of six (6) years after the Closing. Before the third (3rd) anniversary of the Closing Date, if the Company or any Subsidiary or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company (or any Subsidiary) shall assume all of the obligations set forth in this Section 7.04. The provisions of this Section 7.04 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company (or any Subsidiary) and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

7.05 Employment and Benefit Arrangements. From and after the Closing Date, the Buyer shall cause the Company and each Subsidiary to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company or such Subsidiary is a party, as such plans, arrangements and agreements are in effect on the date hereof; provided that the requirements of this sentence shall not prevent the amendment or termination of any such plans, arrangements or agreements in accordance with their terms. With respect to any Employee Benefit Plans maintained by the Buyer or an Affiliate of the Buyer (“Buyer Employee Benefit Plans”) in which any employees of the Company or any Subsidiary participate on or after the Closing, the Buyer or its Affiliate, as applicable, shall: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) use commercially reasonable efforts to provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company’s employees with the Company or any Subsidiary, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any Buyer Employee Benefit Plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits. This Section 7.05 shall survive the Closing. Nothing in this Section 7.05 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any employee (or any representative thereof), or create any right to continued employment with the Buyer, the Company, any Subsidiary or any of their respective Affiliates. Nothing in this Section 7.05 shall constitute an amendment to any Employee Benefit Plan or Buyer Employee Benefit Plan or any other plan or arrangement covering employees or shall prevent the amendment or termination of any such Employee Benefit Plan or Buyer Employee Benefit Plan, plan or arrangement.

7.06 Regulatory Filings. The Buyer shall, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions required of the Buyer under any laws or regulations applicable to the Buyer for the consummation of the transactions contemplated herein. The Buyer shall be responsible for all filing fees under any such laws or regulations applicable to the Buyer.

ARTICLE 8

ADDITIONAL COVENANTS OF THE PARTIES

8.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Buyer and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to cause the conditions set forth in ARTICLE 9 to be satisfied and the transactions contemplated by this Agreement to be consummated, in each case as promptly after the date hereof as practicable. Except as otherwise expressly set forth in this Agreement, neither the Sellers nor the Company on the one hand, nor the Buyer on the other hand, shall have any obligation to pay any material amounts or incur any material liability or obligation to any third party as a condition or inducement for obtaining any consents described on Schedule 9.01(e). Each of the Sellers, the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.02 Further Cooperation. Each of the Sellers and the Buyer shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained under any material contracts, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, in furnishing information required in connection therewith and in seeking timely to obtain any such actions, consents, approvals or waivers.

8.03 Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Seller Representative, and, in the event such release or announcement includes the name of a Seller, the approval of such Seller, unless, in any case, such release or announcement is required by law or the rules of any securities exchange on which securities of the Buyer are traded (in the reasonable opinion of counsel), in which case the Buyer and the Seller Representative shall have the right to review and comment on such public announcement prior to publication; provided, however, that nothing shall prevent a Seller or its Affiliates from making a press release in their customary form following a disposition that describes the nature of the transaction in general terms (including the proceeds received by such Seller and its Affiliates, any gain or loss on their investment, and their internal rate of return).

8.04 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law or regulation, the Seller Representative, on behalf of the Sellers, will execute and deliver any such Tax Returns and other documentation. The Seller Representative, on behalf of the Sellers, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries that are filed on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. At least fifteen (15) days prior to filing any such Tax Return, the Seller Representative shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Subsidiary for all periods ending prior to or including the Closing Date which are filed after the Closing Date. At least fifteen (15) days prior to the date on which each such Tax Return is filed, the Buyer shall submit such Tax Return to the Seller Representative for its review and approval, which approval shall not be unreasonably withheld. Seller Representative, on behalf of each Seller, shall pay any Taxes relating to a Pre-Closing Tax Period (including the portion of any Tax period that ends of the Closing Date) reflected on such Tax Returns at least two (2) days prior to the date on which such Taxes are due. With respect to Taxes of the Company and its Subsidiaries relating to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(b) The Sellers shall indemnify, defend and hold harmless the Buyer from and against any and all losses arising out of or in connection with (i) any Taxes of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period; (ii) Taxes of Sellers for any Tax period; and (iii) Taxes of any other Person imposed on the Company or its Subsidiaries for any Pre-Closing Tax Period, whether imposed as a result of Treasury Regulation Section 1.1502-6 or any provision of any foreign, state or local Tax law having similar effect, as transferee, successor, by contract or otherwise.

(c) The Buyer and the Sellers shall each cooperate to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company or any of its Subsidiaries. Such cooperation shall include the reasonable retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(d) Following the Closing, for each of the fiscal quarters in 2014 ending after the Closing Date and for the Company’s 2014 taxable year, the Buyer shall calculate the Post-Closing Transaction Tax Benefit Amount, if any, actually realized by the Company or such Subsidiary with respect to such taxable period in connection with the filing of any Tax Return or payment of any estimated Tax, and shall pay or cause to be paid such amount to the Seller Representative for the benefit of the Sellers within ten (10) days after the applicable Tax Return is filed or the applicable estimated Tax payment is made. If the amount of the Post-Closing Transaction Tax Benefit used in determining any estimated Tax payment is greater than the actual Post-Closing Transaction Tax Benefit as determined for purposes of filing the Company and its Subsidiary’s 2014 Tax Returns, the Sellers shall reimburse the Buyer for such difference.

(e) In computing the Post-Closing Transaction Tax Benefit Amount, the Company and each Subsidiary shall be deemed to recognize any Post-Closing Transaction Tax Deductions after recognizing all other available items of loss, deduction or credit of the Company or such Subsidiary.

(f) The Sellers shall promptly refund to the Buyer the amount of any Post-Closing Transaction Tax Benefit Amount received by the Sellers to the extent that any Post-Closing Transaction Tax Deduction is subsequently disallowed or reduced by any Taxing Authority.

(g) With respect to any income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period beginning January 1, 2014 and ending on the Closing Date, all Pre-Closing Transaction Tax Deductions will be used and applied before any Post-Closing Transaction Tax Deductions are used and applied.

(h) The Buyer, the Company and its Subsidiaries, on the one hand, and the Sellers, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof. The Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof; provided, however, that the Buyer shall keep the Seller Representative reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which the Sellers are liable without obtaining the Seller Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

8.05 Disclosure Generally. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of ARTICLE 3. Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in ARTICLE 3 to the extent reasonably apparent. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including, without limitation, whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

8.06 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Sellers and the Company have retained H&K to act as their counsel in connection with the transactions contemplated hereby and that H&K has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of H&K for conflict of interest or any other purposes as a result thereof. The Buyer hereby agrees that, in the event that a dispute arises after the Closing between the Buyer and the Sellers, H&K may represent the Sellers in such dispute even though the interests of the Sellers may be directly adverse to the Buyer or the Company, even though H&K may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer or the Company. The Buyer further agrees that, as to all communications among H&K, the Company, and/or the Sellers that directly relate to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by H&K to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of H&K and the Seller Representative.

8.07 HSR Act. The Buyer, the Seller Representative and the Company shall, within ten (10) Business Days after the date hereof, if required by law, file with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed by them under the HSR Act concerning the transactions contemplated hereby, and shall request early termination of the waiting period under the HSR Act. The Buyer, the Sellers and the Company hereby agree that they will promptly comply with any request by the Department of Justice or the Federal Trade Commission for additional documents or information, and will use commercially reasonable efforts to ensure that such waiting period shall expire, or that clearance will be obtained, as soon as practicable after the execution and delivery of this Agreement.

8.08 Buyer Financing. The Sellers acknowledge that the Buyer may undertake an equity and/or debt financing (the “Financing”), the proceeds of which may be used to fund all or a portion of the Purchase Price; provided that, the Closing and the Buyer’s obligations under this Agreement shall not be conditioned upon the successful completion of the Financing. The Company and the Seller Representative, on behalf of the Sellers, agree that they shall use their respective commercially reasonable efforts to cooperate with the Buyer’s efforts to complete the Financing, including, if requested by the Buyer: (a) assisting the Buyer’s auditors in preparing audited financial statements for the Company and its Subsidiaries for the year ended December 31, 2013; (b) using commercially reasonable efforts to cause the Company’s independent auditors to deliver customary “comfort letters” in connection with the Financing, which comfort letters shall comply with the requirements of PCAOB AU Section 634 and cover such periods as are addressed by the applicable Financial Statements and are required under Regulation S-X to be included in a registration statement for a Financing registered with the Securities and Exchange Commission, together with negative assurance for any subsequent partial period for which the applicable financial information for the Company and its Subsidiaries is available to the extent such partial period is within 135 days of the date of the latest audited or reviewed financial statements for the Business; and (c) providing such information to the underwriters, initial purchasers, lenders or other parties in any such proposed Financing as may be reasonably requested in connection with such parties’ due diligence investigation of the Company and its Subsidiaries, including permitting the Buyer’s lenders or their agents to conduct an on-site evaluation of the Company and its Subsidiaries. The Buyer shall promptly, upon request by the Company from time to time, reimburse the Company for the reasonable, documented out-of-pocket costs incurred by the Company in connection with such cooperation.

8.09 No Solicitation or Negotiation. Except as otherwise specifically contemplated by this Agreement, between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, neither the Sellers, the Company, the Company’s Affiliates, nor their respective officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any of its Subsidiaries or any of their material assets, (B) to enter into any merger, consolidation, combination, recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries or (ii) knowingly participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers shall notify the Buyer promptly if any such proposal or offer, or any substantive inquiry or other contact with any Person after the date hereof with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact (unless such proposal or offer was unsolicited and its disclosure would subject the Company or the Sellers to liability to the party which made such proposal or offer). The Sellers and the Company will not, without the prior written consent of the Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of the Sellers or the Company is a party.

8.10 Guaranty. By execution of this Agreement, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment and performance of each of the obligations of the Buyer and its successors and permitted assigns pursuant to the terms of this Agreement. This guaranty is a guaranty of payment and performance and not merely for collection. The Guarantor knowingly and fully waives any and all defenses of a guarantor, including presentment, right to approve any amendment to this Agreement, insufficient consideration and all others, and all suretyship defenses. The Guarantor hereby acknowledges that the Guarantor’s obligations under this Section 8.10 shall not be affected or impaired by reason of any bankruptcy, insolvency, receivership or other such proceeding relating to the Buyer. Nothing set forth in this Section 8.10 confers or gives, or shall be construed to confer or give to any person other than the Company, the Sellers and the Seller Representative any remedies under or by reason of the obligations of the Guarantor set forth in this Section 8.10. The obligations set forth in this Section 8.10 shall be binding on the Guarantor’s successors and assigns.

ARTICLE 9

CONDITIONS TO CLOSING

9.01 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer’s waiver) of the following conditions as of the Closing Date:

(a) the Special Representations will be true and correct in all respects at and as of the time of the Closing (without taking into account any Updated Schedules, other than the Specified Schedule, delivered in accordance with Section 6.03 hereof), as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such Special Representations, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);

(b) the representations and warranties of the Company and the Sellers contained in ARTICLE 3 and ARTICLE 4 hereof other than the Special Representations will be true and correct in all material respects at and as of the time of the Closing (without taking into account any Updated Schedules, other than the Specified Schedule, delivered in accordance with Section 6.03 hereof), as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (i) to the extent that the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) for changes expressly contemplated by this Agreement, and (iii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not had and would not reasonably be expected to have a Material Adverse Effect), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(c) the Company and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(d) the Seller Representative shall have executed and delivered the Escrow Agreement to the Buyer;

(e) all consents which are set forth on Schedule 9.01(e) attached hereto shall have been obtained;

(f) all material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.01(f) attached hereto shall have been made and obtained;

(g) any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated;

(h) no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(i) from the date hereof to the Closing, there shall not have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j) the Sellers shall have delivered to the Buyer payoff letters, lien releases and other customary documents set forth below, in each case reasonably satisfactory to the Buyer, evidencing the payment in full of all Funded Indebtedness and the release of any Liens related thereto;

(i) a payoff letter, in a form reasonably satisfactory to the Buyer and the Sellers, regarding the Indebtedness owing pursuant to that certain Revolving Credit and Security Agreement, dated as of February 2, 2011, among Anchor Drilling Fluids USA, Inc., the lenders party thereto and PNC Bank, National Association, as agent; and

(ii) a payoff letter, in a form reasonably satisfactory to the Buyer and the Sellers, regarding the Indebtedness owing pursuant to that certain Amended and Restated Credit Agreement, dated as of March 26, 2010, among Anchor Drilling Fluids USA, Inc., the Company, the lenders party thereto and Jeffries Finance LLC, as administrative agent and collateral agent;

(k) the Buyer shall have received an executed non-solicitation agreement from each Seller, in form and substance reasonably acceptable to such Seller and the Buyer; and

(l) the Company shall have delivered to the Buyer a certificate, dated the Closing Date, stating that the conditions specified in Sections 9.01(a), 9.01(b) and 9.01(c) as they relate to the Company, have been satisfied.

9.02 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or the Seller Representative’s waiver) of the following conditions as of the Closing Date:

(a) The representations and warranties of the Buyer contained in Sections 5.01 and 5.02 will be true and correct in all respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such Sections 5.01 and 5.02, except (i) for changes expressly contemplated by this Agreement, and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);

(b) The representations and warranties of the Buyer contained in ARTICLE 5 other than in Sections 5.01 and 5.02 hereof shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except (i) for changes expressly contemplated by this Agreement, and (ii) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(c) the Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(d) the Buyer shall have executed and delivered the Escrow Agreement to the Seller Representative;

(e) all material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.01(f) attached hereto shall have been made and obtained;

(f) any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated;

(g) no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(h) the Buyer shall have delivered to the Sellers a certificate of the Buyer, dated the Closing Date, stating that the conditions specified in Sections 9.02(a), 9.02(b), and 9.02(c), as they relate to the Buyer, have been satisfied.

ARTICLE 10

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and the Seller Representative;

(b) by the Buyer, if there has been a material breach by the Company or the Sellers of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such breach has not been waived by the Buyer or cured by the Company or the Sellers within ten (10) Business Days after the Company’s or the Sellers’ receipt of written notice thereof from the Buyer;

(c) by the Seller Representative, if there has been a material breach by the Buyer of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and such breach has not been waived by the Seller Representative or cured by the Buyer within ten (10) Business Days after the Buyer’s receipt of written notice thereof from the Seller Representative;

(d) by the Buyer, if the transactions contemplated hereby have not been consummated on or before April 30, 2014; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d) if the Buyer’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(e) by the Seller Representative, if the transactions contemplated hereby have not been consummated on or before April 30, 2014; provided that the Seller Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if the Company’s or the Sellers’ knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 10.01 shall give written notice of such termination to the other parties hereto.

10.02 Effect of Termination. In the event this Agreement is terminated by either the Buyer or the Seller Representative as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 7.01 (Confidentiality), Section 8.03 (Public Announcements), this Section 10.02 and ARTICLE 12, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of the Buyer, the Company or the Sellers to any other party hereto, except for willful or knowing breaches of this Agreement prior to the time of such termination.

ARTICLE 11

ADDITIONAL COVENANTS

11.01 Survival Period. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive as described below and, after the expiration of the period described below, and thereafter shall be of no further force or effect.

(a) The Special Representations shall survive for a period beginning on the Closing Date and ending on the date that is seven (7) years after the Closing Date (the “Special Representation Survival Period”);

(b) The Extended Representations shall survive for a period beginning on the Closing Date and ending on the expiration of the applicable statute of limitations (the “Extended Representation Survival Period”);

(c) The General Representations shall survive for a period beginning on the Closing Date and ending on the date that is fifteen (15) months after the Closing Date (the “General Representation Survival Period”); and

(d) The Covenants shall survive for a period beginning on the Closing Date and ending on the date that is fifteen (15) months after the Closing Date (the “Covenant Survival Period”); provided that with respect to any covenant or agreement contained herein that expressly contemplates performance after the Survival Period, the Survival Period shall continue through the period of such contemplated performance.

11.02 Indemnification.

(a) Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing, each Seller shall severally, but not jointly, indemnify the Buyer and hold it harmless against any actual loss, liability, damage, cost, interest, award, judgment, penalty or expense (including reasonable legal fees and expenses, but excluding incidental, consequential or punitive damages or any liability for lost profits or the like, except to the extent the same are part of a Third Party Claim) (collectively, “Losses” and individually, a “Loss”) which the Buyer suffers as a result of any breach of the representations, warranties, covenants and agreements of the Company or such Seller set forth herein and as restated in any certificates delivered by or on behalf of the Company (or any Subsidiary) or the Sellers at the Closing, excluding any breach by the Company after the Closing; provided that such Loss exceeds the limitations set forth below:

(i) the Buyer shall not be entitled to seek indemnification with respect to any individual Loss, unless such Loss is greater than $50,000 (the “Minimum Threshold”);

(ii) the Buyer shall not be entitled to seek indemnification with respect to any Loss resulting from a breach of any General Representation unless such Loss, together with all other Losses related to a breach of the General Representations that exceed the Minimum Threshold, collectively exceeds $2,340,000, in which case the Buyer shall be entitled to indemnification only for the amount of such excess.

(b) Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing the Buyer shall indemnify the Sellers and hold them harmless against any Loss which the Sellers suffer as a result of (i) any breach by the Buyer of its covenants, representations and warranties set forth herein and as restated in any certificates delivered by the Buyer at the Closing or (ii) the operations of the Company (or any Subsidiary) following the Closing (except to the extent such Loss results from a breach of the representations, warranties, covenants or agreements of the Sellers or the Company at or prior to Closing).

(c) No Person shall be liable for any claim for indemnification under subsections (a) or (b) above unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given, if, but only if, (i) in the case of a claim made by reason of a Third Party Claim (as defined in Section 11.02(d) below), the written notice is accompanied by a copy of the written notice of the third party claimant or other reasonable summary of such Third Party Claim and (ii) in the case of any claim made other than by reason of a Third Party Claim, any Losses shall have been incurred in good faith at or prior to the date of such notice or a liability with respect to such claim was required to be recorded in the books of the Company under GAAP.

(d) Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 11.02 (the “Indemnitee” such term to also include more than one Indemnitee) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the “Indemnitors”); provided, that failure to promptly deliver notice of such Third Party Claim shall not affect the Indemnitee’s rights hereunder except to the extent the Indemnitor is materially prejudiced as a result of such failure. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor.

(e) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit (as defined below) inuring to the Buyer, the Company, any Subsidiary or any of their Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) actually received or receivable with commercially reasonable efforts by the Buyer or the Company on account of such Loss. If the Buyer, the Company, any Subsidiary or any of their Affiliates receives a Tax Benefit after an indemnification payment is made by or on behalf of the Sellers, the Buyer shall promptly pay to the Seller Representative, on behalf of the Sellers, the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates. The Buyer and the Company (and any Subsidiary) shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer and the Company (and any Subsidiary) shall not take any action to terminate or cancel any insurance policies in effect for periods prior to the Closing. In the event that an insurance recovery is made by the Buyer, the Company, any Subsidiary or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder by the Sellers, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses and Taxes) shall be made promptly to the Seller Representative, on behalf of the Sellers. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors.

(f) Each Person entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(g) All indemnification payments made hereunder shall be treated by all parties as adjustments to the Actual Purchase Price.

(h) Notwithstanding anything to the contrary contained in this Section 11.02, there shall be no recovery for any Loss or alleged Loss by the Buyer under this Section 11.02, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of the Net Working Capital Amount or the Indebtedness Payoff Amount as determined pursuant to Section 2.04 hereof.

(i) For the purposes of determining the amount of a Loss with respect to any breach of a representation and warranty in ARTICLES 3, 4 and 5 giving rise to indemnification under Sections 11.02(a) or 11.02(b)(i), all references to materiality or Material Adverse Effect shall be disregarded.

(j) Notwithstanding anything to the contrary contained in this Section 11.02, with respect to any claim for Losses arising out of a breach of a representation or warranty due to any Seller’s failure to own the Shares as provided in Section 3.02, only such Seller shall be liable with respect to such Losses.

11.03 Limitation of Recourse.

(a) From and after the Closing Date, except in the case of fraud, the indemnification provided by Section 11.02(a) shall be the sole and exclusive remedy for any Losses of the Buyer, the Company or any Subsidiary with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company or the Sellers in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder (including expenses awarded pursuant to Section 12.09 hereof). Notwithstanding anything to the contrary herein, recovery from the Indemnification Escrow Account, to the extent of the Indemnification Escrow Amount pursuant to the terms of Section 11.02(a) and the Escrow Agreement constitute the Buyer’s sole and exclusive source of funds for payment of the indemnification provided by the Sellers in Section 11.02(a) and for any other Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, Schedule or certificate delivered hereunder (including expenses awarded pursuant to Section 12.09 hereof) until the aggregate amount of all recoverable Losses pursuant to Section 11.02(a) exceeds the Escrow Balance, and the Buyer shall have no recourse to or remedy against the Sellers for any such indemnification or any other Loss up to the Escrow Balance. All recoverable Losses shall be first applied to the Indemnification Escrow Account. In addition, the aggregate liability for all Sellers for all recoverable Losses pursuant to Section 11.02(a) shall not exceed $17,550,000, including amounts recovered from the Indemnification Escrow Account; provided, however, that the limitations set forth in this Section 11.03(a) shall not apply to any Loss resulting from the breach of the Special Representations or the Extended Representations or the Covenants set forth in Section 8.04.

(b) No Seller shall be liable for (i) aggregate Losses pursuant to this ARTICLE 11 in excess of the amount of the Actual Purchase Price received by such Seller, or (ii) an amount with respect to any single Loss pursuant to this ARTICLE 11 in excess of such Seller’s Pro-Rata Share of such Loss; provided, however with respect to any Losses attributed to a single Seller in connection with such Seller’s breach of any of its representations and warranties in ARTICLE 4 or any covenant in ARTICLE 8, such Seller shall be solely liable for the full amount of such Losses up to the amount of the Actual Purchase Price received by such Seller to the extent such Losses are indemnifiable hereunder.

(c) No claim shall be brought or maintained by the Buyer, the Company or any Subsidiary or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(d) The balance in the Indemnification Escrow Account as of the date that is fifteen (15) months after the Closing Date (the “Indemnification Escrow Termination Date”) (less the aggregate portion of the remaining Escrow Amount claimed by the Buyer pursuant to claims made against such funds in accordance with this Agreement and not fully resolved prior to such date) shall be released to the Seller Representative on behalf of the Sellers. At any time following the Indemnification Escrow Termination Date, to the extent the available balance in the Indemnification Escrow Account exceeds the aggregate portion of the Escrow Amount claimed by the Buyer pursuant to claims made prior to such Indemnification Escrow Termination Date and not fully resolved prior to the time of determination, such excess shall be promptly released to the Seller Representative on behalf of the Sellers.

11.04 Seller Representative. Each Seller hereby appoints GarMark Advisors II L.L.C. as the “Seller Representative” to act as the agent of the Sellers with the full power (i) to resolve all questions, disputes, conflicts and controversies concerning Losses as provided in this ARTICLE 11, (ii) to execute and enter into, on behalf of the Sellers, the Escrow Agreement, and to take all actions thereunder for and on their behalf, including but not limited the authorization of payments of amounts held under the Escrow Agreement in connection with Losses as provided herein and therein, (iii) to negotiate and/or settle all claims under this Agreement or the Escrow Agreement, (iv) to receive from the Buyer monies payable to the Sellers in accordance with the provisions of this Agreement and the Escrow Agreement, (v) to otherwise take such actions (or refrain from taking actions) and execute such documents on the Sellers’ behalf in connection with this Agreement, and the Escrow Agreement, as the Seller Representative, in its sole discretion, deems proper and (vi) to perform all of the functions of the Seller Representative under this Agreement and the Escrow Agreement. The foregoing notwithstanding, the Seller Representative shall not have the power to negotiate and/or settle any claims under this Agreement in which a single Seller is liable due to a breach by such Seller unless the Seller Representative has received the prior written consent of such Seller to negotiate and/or settle such claim. The Buyer and the Escrow Agent are entitled to rely on the acts and agreements of the Seller Representative as the acts and agreements of the Sellers. The Seller Representative shall be entitled to retain counsel and to incur such reasonable expenses (including court costs and reasonable attorney’s fees and expenses) as the Seller Representative deems to be reasonably necessary or appropriate in connection with its performance of its obligations under this Agreement and the Escrow Agreement, and all such fees and expenses incurred by the Seller Representative shall be borne pro rata by the Sellers based upon their respective initial economic interests in the Escrow Amount. Subject to and in accordance with the provisions of the Escrow Agreement, the fees and expenses incurred by the Seller Representative pursuant to this Section 11.04 shall be paid by the Sellers directly to the Seller Representative and shall not be paid from the Escrow Fund.

ARTICLE 12

MISCELLANEOUS

12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company (after the Closing) or to the Buyer or Guarantor, then to:

Calumet Lubricants Co., Limited Partnership

c/o Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, Indiana 46214

Attn: President

Fax: (317) 328-5676

with copies to (which copies shall not constitute notice):

Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, Indiana 46214

Attn: General Counsel

Fax: (317) 328-5676

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: J. Michael Chambers

David Kurzweil

Fax:     (713) 546-5401

or, if to the Company (before the Closing) or the Seller Representative, then to:

GarMark Advisors II L.L.C.

c/o GarMark Partners

One Landmark Square, 6th Floor

Stamford, Connecticut 06901

Attn: Steven Pickhardt

Fax: (203) 325- 8522

with copies to (which copies shall not constitute notice):

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attn: Fred S. Stovall

Fax: (214) 964-9501

and (before the Closing):

ADF Holdings, Inc.

2431 E. 61st Street, Suite 710

Tulsa, Oklahoma 74136

Attn: Phillip West, President

Fax:     (918) 583-7719

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

12.02 Amendments and Waivers.

(a) Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.03 Construction; Severability. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in ARTICLE 3, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such subject matter. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law or regulation, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or regulation, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Unless otherwise indicated, references in this Agreement to $ or dollars are to U.S. dollars.

12.04 Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided that the Buyer shall pay any and all expenses relating to surveys, title insurance, and any other filings and consents required to be made or obtained by the Buyer in connection with the transactions contemplated by this Agreement; and provided further that all fees payable by the Buyer, the Company and the Sellers in connection with the required filing under the HSR Act of the Notification and Report Form with the United States Department of Justice and the United States Federal Trade Commission shall be paid by the Buyer. Notwithstanding the foregoing, to the extent the Sellers request that the Company pay at or after the Closing any fees, costs or expenses for which the Sellers are liable pursuant to this Section 12.04 (“Seller Transaction Expenses”), then such Seller Transaction Expenses shall be paid by the Company when due and there shall be a downward adjustment to the Net Working Capital Amount equal to the amount of such Seller Transaction Expenses to be paid by the Company at or after the Closing.

12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (a) the Buyer may assign its rights or obligations hereunder to its Affiliate or Affiliates and (b) following the Closing, the Seller Representative may assign, delegate or otherwise transfer any of its rights to one or more of its Affiliates; provided, however, that no such assignment shall relieve such party from any of its respective obligations or liabilities under this Agreement.

12.06 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.07 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York County, New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.09 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

12.10 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.11 Entire Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

*         *         *

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed either individually or by their respective authorized officers as of the day and year first above written.

COMPANY:	ADF HOLDINGS, INC.

	By:	/s/ Robert A. West
	Name:	Robert A. West
	Title:	Chief Executive Officer

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Signature Page to Securities Purchase Agreement

SELLERS:	AMERICAN CAPITAL, LTD.

	By:	/s/ Joshua Lefkowitz
	Name:	Joshua Lefkowitz
	Title:	Vice President and Associate General Counsel

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GARMARK PARTNERS II, L.P.

By:	Garmark Associates II LLC, its General Partner

By:	/s/ Steven C. Pickhardt
Name:	Steven C. Pickhardt
Title:	Managing Principal

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Signature Page to Securities Purchase Agreement

NEWSTAR COMMERCIAL LOAN TRUST 2006-1

By:	NewStar Financial, Inc., as Servicer

By:	/s/ Andres Alev
Name:	Andres Alev
Title:	Vice President Portfolio Management

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NEWSTAR COMMERCIAL LOAN TRUST 2007-1

By:	NewStar Financial, Inc., as Servicer

By:	/s/ Andres Alev
Name:	Andres Alev
Title:	Vice President Portfolio Management

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NEWSTAR CREDIT OPPORTUNITIES FUND, LTD.

By:	NewStar Financial, Inc., its Manager

By:	/s/ Andres Alev
Name:	Andres Alev
Title:	Vice President Portfolio Management

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WELLS FARGO BANK, N.A.

By:	/s/ Trent J. Brendon
Name:	Trent J. Brendon
Title:	Vice President

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BLACKGOLD CAPITAL PARTNERS (QP) LP

By:	/s/ John T. Harkrider
Name:	John T. Harkrider
Title:	Chief Operating Officer and Chief Commercial Officer

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5D HOLDINGS LP

By:	/s/ James Brown
Name:	James Brown
Title:	Managing Director

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STEDMAN WEST FAMILY PARTNERSHIP LTD.

By:	/s/ Stuart W. Stedman
Name:	Stuart W. Stedman
Title:	Sole Manager of General Partner

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RALPH EADS III

By:	/s/ Ralph Eads
Name:	Ralph Eads
Title:	Owner

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POCO BAY COMPANY

By:	/s/ Stephen A. Ives
Name:	Stephen A. Ives
Title:	Vice President

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JOHN & MARY EADS JT

By:	/s/ John Eads /s/ Mary Lane Eads

Name:	John Eads Mary Lane Eads

Title:	Joint Tenants

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MINION TRAIL, LTD.

By:	/s/ Russell D. Gordy

Name:	Russell D. Gordy

Title:	President of Gordy Oil Company,
G.P. of Minion Trail, Ltd.

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HVI FUNDS HIGH YIELD LP

By:	/s/ Douglas C. Kelly

Name:	Douglas C. Kelly

Title:	President, Hilcorp Ventures, Inc.,
General Partner for HVI Funds High Yield LP

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BLACKGOLD OPPORTUNITY FUND LP

By:	/s/ John T. Harkrider

Name:	John T. Harkrider

Title:	Chief Operating Officer
and Chief Commercial Officer

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CERVANTES PORTFOLIO LLC

By:	/s/ John M. Moore
Name:	John M. Moore
Title:	Manager

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MBL INTERESTS LTD.

By:	/s/ Michael H. Holthouse
Name:	Michael H. Holthouse
Title:	Managing Partner

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W.I. COOK FOUNDATION, INC.

By:	/s/ Patrick B. O’Connor
Name:	Patrick B. O’Connor
Title:	Chief Investment Officer

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WELLS FARGO (CHARLES & LYNN SCHUSTERMAN FAMILY FOUNDATION)

By:	/s/ Jeremy Rabinowitz
Name:	Jeremy Rabinowitz
Title:	Director

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GDC 2013-2 LLC

By:	/s/ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

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GMMF EQUITY HOLDINGS III LLC

By:	/s/ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

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GARRISON CAPITAL EQUITY HOLDINGS III LLC

By:	/s/ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

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CAPTIVA CHARTERS LLC

By:	/s/ Jay W. Decker

Name:	Jay W. Decker

Title:	President

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COLE BUSHA

By:	/s/ Cole Busha

Name:	Cole Busha

Title:	Authorized Signatory

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NEXT STEP INVESTMENTS LLC

By:	/s/ Thomas R. Denison

Name:	Thomas R. Denison

Title:	Chief Executive Officer

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CH JAVELIN HOLDINGS II LLC

By:	/s/ William Pruellage

Name:	William Pruellage

Title:	Co-President

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SELLER REPRESENTATIVE:	GARMARK ADVISORS II L.L.C.

	By:	/s/ Steven C. Pickhardt
	Name:	Steven C. Pickhardt
	Title:	Managing Principal

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BUYER:	CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By: Calumet LP GP, LLC, its general partner

By: Calumet Operating LLC, its sole member

By: Calumet Specialty Products Partners, L.P., its sole member

By: Calumet GP, LLC its general partner

	By:	/s/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Senior Vice President, Chief Financial Officer and Secretary

Solely for the purposes of Section 8.10:

GUARANTOR:	CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By: Calumet GP, LLC, its general partner

	By:	/s/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Senior Vice President, Chief Financial Officer and Secretary

Signature Page to Securities Purchase Agreement

Exhibit A

Definition of Net Working Capital

For purposes of the Agreement, “Net Working Capital” means, without duplication and subject to the exclusions set forth below, the book value of the Company’s and each Subsidiary’s current assets minus the book value of the Company’s and each Subsidiary’s current liabilities; provided that the following items shall be excluded from (i.e., assigned a value of zero) for purposes of calculating Net Working Capital:

(i)	Cash,

(ii)	Income Tax assets and liabilities (including deferred Taxes), and

(iii)	Indebtedness.

Net Working Capital shall be determined on a consolidated basis in accordance with the accounting principles and methods used in the preparation of the Reference Balance Sheet and GAAP. Annex I attached to this Exhibit A sets forth an example calculation of Net Working Capital.

A-1

Annex I to Exhibit A

Illustrative Example of Calculation of Net Working Capital

June 30, 2013
($ In Thousands)
Current Assets
Accounts Receivable—Trade	$41,272
Accounts Receivable—Unbilled	14,638
Accounts Receivable—Other	148

Total Accounts Receivable	56,058
Inventories, Net Of Reserve	46,179
Prepaid Expenses And Other Current Assets	844

Total Current Assets	$103,081

Current Liabilities
Accounts Payable	$31,503
Accrued Expenses	1,253
Other Accrued Liabilities	113

Total Current Liabilities	$32,869

Net Working Capital	$70,212

A-2

Exhibit B

Seller’s Pro-Rata Share

(1)	Until the aggregate amount of indemnifiable Losses paid to the Buyer pursuant to ARTICLE 11 (other than with respect to Losses attributed to a single Seller in connection with such Seller’s breach of any of its representations and warranties in ARTICLE 4 or any covenant in ARTICLE 8) exceed $17,550,000, the Pro-Rata Share for such Seller is set forth below:

Seller	Percentage
5D Holdings LP	0.30%
American Capital, Ltd.	30.61%
BlackGold Capital Parnters (QP) LP	0.73%
BlackGold Opportunity Fund LP	10.64%
Capitva Charters LLC	0.26%
Cervantes Portfolio LLC	0.32%
CH Javelin Holdings II LLC	7.94%
Cole Busha	0.08%
GarMark Partners II, L.P.	5.44%
Garrison Capital Equity Holdings III LLC	9.59%
GDC 2013-2 LLC	7.57%
GMMF Equity Holdings III LLC	2.48%
Greg Davis	2.00%
HVI Funds High Yield LP	0.95%
John & Mary Eads JT	0.22%
MBL Interests Ltd.	0.05%
Minion Trail, Ltd.	0.57%
NewStar Commercial Loan Trust 2006-1	2.60%
NewStar Commercial Loan Trust 2007-1	0.88%
NewStar Credit Opportunities Fund, Ltd.	1.40%
Next Step Investments LLC	0.26%
Philip West	4.00%
Poco Bay Company	0.45%
Ralph Eads III	0.37%
Robert West	4.00%
Stedman West Family Partnership Ltd.	0.46%
W.I. Cook foundation, Inc.	0.76%
Wells Fargo f/b/o Charles & Lynn Schusterman Family Fdn	1.09%
Wells Fargo Bank, N.A.	3.97%

Total	100.00%

(2)	After the amount of indemnifiable Losses paid to the Buyer pursuant to ARTICLE 11 (other than with respect to Losses attributed to a single Seller in connection with such Seller’s breach of any of its representations and warranties in ARTICLE 4 or any covenant in ARTICLE 8) exceed $17,500,000, but are less than the aggregate amount of the Actual Purchase Price paid to the Sellers in respect of the Shares of common stock of the Company, the Pro-Rata Share for such Seller is set forth below:

Seller	Percentage
5D Holdings LP	0.30%
American Capital, Ltd.	30.61%
BlackGold Capital Parnters (QP) LP	0.73%
BlackGold Opportunity Fund LP	10.64%
Capitva Charters LLC	0.26%
Cervantes Portfolio LLC	0.32%
CH Javelin Holdings II LLC	7.94%
Cole Busha	0.08%
Common Equity Bonus Recipients*	5.00%
GarMark Partners II, L.P.	5.44%
Garrison Capital Equity Holdings III LLC	9.59%
GDC 2013-2 LLC	7.57%
GMMF Equity Holdings III LLC	2.48%
Greg Davis	1.00%
HVI Funds High Yield LP	0.95%
John & Mary Eads JT	0.22%
MBL Interests Ltd.	0.05%
Minion Trail, Ltd.	0.57%
NewStar Commercial Loan Trust 2006-1	2.60%
NewStar Commercial Loan Trust 2007-1	0.88%
NewStar Credit Opportunities Fund, Ltd.	1.40%
Next Step Investments LLC	0.26%
Philip West	2.00%
Poco Bay Company	0.45%
Ralph Eads III	0.37%
Robert West	2.00%
Stedman West Family Partnership Ltd.	0.46%
W.I. Cook foundation, Inc.	0.76%
Wells Fargo f/b/o Charles & Lynn Schusterman Family Fdn	1.09%
Wells Fargo Bank, N.A.	3.97%

Total	100.00%

*	For purposes of this Exhibit B “Common Equity Bonus Recipients” means the individual employees of the Company that received cash bonuses in lieu of the common stock awards in connection with Closing.

(3)	After the amount of indemnifiable Losses paid to the Buyer pursuant to ARTICLE 11 (other than with respect to Losses attributed to a single Seller in connection with such Seller’s breach of any of its representations and warranties in ARTICLE 4 or any covenant in ARTICLE 8) exceed the aggregate amount of the Actual Purchase Price paid to the Sellers in respect of the Shares of common stock of the Company, the Pro-Rata Share for such Seller is set forth below:

Seller	Percentage
5D Holdings LP	0.54%
American Capital, Ltd.	8.59%
BlackGold Capital Partners (QP) LP	1.31%
BlackGold Opportunity Fund LP	19.13%
Cervantes Portfolio LLC	0.58%
GarMark Partners II, L.P.	9.78%
Garrison Capital Equity Holdings III LLC	17.23%
GDC 2013-2 LLC	9.93%
GDC 2013-2LLC	3.71%
GMMF Equity Holdings III LLC	4.46%
HVI Funds High Yield LP	1.70%
John & Mary Eads JT	0.40%
MBL Interests Ltd.	0.09%
Minion Trail, Ltd.	1.03%
NewStar Commercial Loan Trust 2006-1	4.68%
NewStar Commercial Loan Trust 2007-1	1.58%
NewStar Credit Opportunities Fund, Ltd.	2.51%
Poco Bay Company	0.81%
Ralph Eads III	0.67%
Stedman West Family Partnership Ltd.	0.82%
W.I. Cook foundation, Inc.	1.37%
Wells Fargo f/b/o Charles & Lynn Schusterman Family Fdn	1.96%
Wells Fargo Bank, N.A.	7.13%

Total	100.00%

Exhibit C

Form of Escrow Agreement

(See attached)

C-1